Exhibit 99.1

Provention Bio Announces Biologics License Application (BLA) Resubmission for Teplizumab to Address Complete Response Letter (CRL)

RED BANK, N.J., February 22, 2022 — Provention Bio, Inc. (Nasdaq: PRVB) (the “Company”), a biopharmaceutical company dedicated to intercepting and preventing immune-mediated diseases, today announced it has resubmitted the Biologics License Application (BLA) for teplizumab for the delay of clinical type 1 diabetes (T1D) in at-risk individuals.

The purpose of the resubmission is to address the FDA’s pharmacokinetic (PK) comparability considerations contained in the complete response letter (CRL) issued last July, as well as the CRL’s Chemical, Manufacturing, and Controls (CMC) and product quality considerations. The CRL did not cite any clinical deficiencies related to the efficacy and safety data packages submitted to the original BLA. The resubmission comes after last month’s Type B meeting at which the FDA proposed, and the Company agreed, to use PK modeling to adjust the 14-day dosing regimen for the planned commercial product to match the exposure of clinical material used in prior clinical trials by ensuring that the 90% confidence intervals for relevant PK parameters fall within the target 80-125% range.

Under applicable FDA guidelines, the FDA has 30 days to review the resubmission, determine whether it is complete and acceptable for review, and provide a review goal date.

“We are extremely pleased to have resubmitted the BLA based upon the potential path forward recommended by the FDA at our Type B meeting last month. We look forward to the FDA’s review and determination on whether the BLA resubmission sufficiently addresses the Agency’s PK comparability and other CRL considerations to advance teplizumab towards its first potential approval as a disease modifying therapeutic option for the T1D patient community,” said Ashleigh Palmer, Co-Founder and CEO of Provention Bio. “We continue to proceed with a sense of urgency, recognizing that significant unmet need exists for patients and their caregivers, and with gratitude for all of the guidance, collaboration and support received as we continue to advance this Breakthrough Therapy Designated product as expeditiously as possible.”

About Provention Bio, Inc.:

Provention Bio, Inc. (Nasdaq: PRVB) is a biopharmaceutical company focused on advancing the development of investigational therapies that may intercept and prevent debilitating and life-threatening immune-mediated disease. The Company’s pipeline includes clinical-stage product candidates that have demonstrated in pre-clinical or clinical studies proof-of-mechanism and/or proof-of-concept in autoimmune diseases, including type 1 diabetes, celiac disease and lupus. Visit www.proventionbio.com for more information and follow us on Twitter: @ProventionBio.

Internet Posting of Information:

Provention Bio, Inc. uses its website, www.proventionbio.com, as a means of disclosing material nonpublic information and for complying with its disclosure obligations under Regulation F.D. Such disclosures will be included on the Company’s website in the “News” section. Accordingly, investors should monitor this portion of the Company’s website, in addition to following its press releases, SEC filings and public conference calls and webcasts.

Forward-Looking Statements:

Certain statements in this press release are forward-looking, including but not limited to, statements relating to the medical need in T1D at-risk patients, the potential therapeutic effects and safety of teplizumab in at-risk T1D patients, the Company’s potential ability to successfully address the FDA’s PK comparability and other considerations in the BLA resubmission, FDA’s review and potential approval of teplizumab and potential regulatory and commercialization timeline. These statements may be identified by the use of forward-looking words such as “will,” “believe,” “potential” and “may,” among others. These forward-looking statements are based on the Company’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, risks related to the FDA disagreeing with the Company’s interpretation of data, analysis or information in the BLA resubmission; delays in or failure to obtain the FDA approvals for teplizumab or other Company product candidates and the potential for noncompliance with the FDA regulations; any inability to successfully work with the FDA to find a satisfactory solution to address its concerns in a timely manner or at all during the review process for teplizumab, including any inability to provide the FDA with data, analysis or other information sufficient to support an approval of the BLA for teplizumab; any inability to, in the BLA resubmission or otherwise, satisfactorily address matters cited in the CRL including relating to PK comparability, product quality, the safety update required by FDA or any other FDA requirements for an approval of teplizumab; the potential impacts of COVID-19 on our business and financial results; changes in law, regulations, or interpretations and enforcement of regulatory guidance; uncertainties of patent protection and litigation; the Company’s dependence upon third parties; substantial competition; the Company’s need for additional financing and the risks listed under “Risk Factors” in the Company’s quarterly report on Form 10-Q for the quarter ended September 30, 2021 and any subsequent filings with the Securities and Exchange Commission. As with any pharmaceutical under development, there are significant risks in the development, regulatory approval and commercialization of new products. Provention does not undertake an obligation to update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by applicable law. The information set forth herein speaks only as of the date hereof.

Investor Contact:

Robert Doody, VP of Investor Relations

rdoody@proventionbio.com

484-639-7235